EXHIBIT 23.2


                    CONSENT OF INDEPENDENT ACCOUNTANTS
                    ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 1999 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Loews Cineplex Entertainment Corporation, which is incorporated by reference in Loews Cineplex Entertainment Corporation's Annual Report on Form 10-K for the year ended February 28, 1999. We also consent to the incorporation by reference of our report dated April 30, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP

New York, New York
March 8, 2000